Exhibit 10.26

THE RESERVE AT EAGLE RIDGE

WAUKEGAN, ILLINOIS

AGREEMENT FOR PURCHASE OF

REAL ESTATE AND RELATED PROPERTY

THIS AGREEMENT FOR PURCHASE OF REAL ESTATE AND RELATED PROPERTY (this “Agreement”) is made and entered into as of the 19th day of December, 2013 (the “Effective Date”), by and between JRC/CSE EAGLE RIDGE JV, LLC, a Delaware limited liability company (“Seller”), and INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Purchaser”).

R E C I T A L S:

A. Seller is the owner of fee simple title to the Premises (as such term is hereinafter defined), and Seller is also the owner of all the other Property (as such term is hereinafter defined).

B. Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, each upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of and in reliance upon the above Recitals, which are incorporated herein, the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.	PURCHASE AND SALE OF PROPERTY.

Subject to the terms and conditions of this Agreement, Seller shall sell, convey and assign to Purchaser, or its permitted assignee, and Purchaser, or its permitted assignee, shall purchase all right, title and interest of Seller in the following described property (all of which is hereinafter collectively referred to as the “Property”):

(a)	those certain tracts of real estate on which is situated a 370-unit apartment project commonly known as The Reserve at Eagle Ridge, located at 1947 West Eagle Ridge Drive, in Waukegan, Lake County, Illinois, which real estate is more particularly described in Exhibit A attached hereto, together with all and singular the easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto (collectively, the “Land”); and

(b)	all right, title and interest of Seller in and to any land lying in the bed of any street, alley, road or avenue within, in front of, behind or otherwise adjoining the Land or any of it (all of the foregoing being included within the term “Land”); and

(c)

all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, swimming pool and other recreational facilities, security devices, signs and light fixtures (collectively, the “Improvements”) (the Land and Improvements being collectively referred to as the “Premises”); and

(d)	all furniture, furnishings, fixtures (to the extent the same do not constitute real property), equipment, machinery, maintenance vehicles and equipment, tools, parts, recreational equipment, carpeting, window treatments, stationery and other office supplies, and other tangible personal property of every kind and description situated in, on, over and under the Premises or used in connection therewith, owned by Seller and which is not owned by tenants under the Leases (as such term is hereinafter defined) or by the property manager, together with all replacements and substitutions therefor (together with the intangible personal property hereinafter identified, collectively the “Personal Property”); and

(e)	all right, title and interest of Seller in and to the Leases (including all unapplied security deposits, refundable cleaning deposits and refundable pet deposits thereunder) and Service Contracts (as such terms are hereinafter defined) and other intangible personal property, including, without limitation, all contract rights, instruments, documents of title, general intangibles, plans and specifications, drawings, options, declarations, surveys, architectural renderings, diagrams, maps, use and operating rights, permits and licenses, zoning and subdivision development applications, filings and approvals, all other permits, approvals and certificates obtained or held solely in connection with the ownership of the Property, Seller’s rights, if any and to the extent assignable, to the name “The Reserve at Eagle Ridge” and all logos and designs associated therewith, and all telephone exchange numbers relating to the Property, together with any associated good will, now or hereafter owned by Seller or in which Seller otherwise has an interest and used in connection with or arising from the business now or hereafter conducted on or from the Property or any part thereof (but excluding (i) receivables, cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (ii) escrow, reserves or other impound amounts, (iii) refunds, rebates or other claims, or any interest therein, for periods or events occurring prior to the Closing Date (as hereinafter defined) unless Seller is obligated to apply such items for the benefit of tenants under the Leases, (iv) utility and similar deposits, (v) insurance or other prepaid items, and (vi) Seller’s proprietary books and records) (collectively, the “Intangible Property”). A summary of all current leases affecting the Premises or any part thereof (each a “Lease”, collectively, the “Leases”, with such summary being referred to in this Agreement as the “Rent Roll”), including each tenant’s name, a description of the space leased, the amount of rent due, and the amount of any security deposit paid, the term of each Lease, is attached to this Agreement as Exhibit B. A list of all employment, union, purchase, service and maintenance agreements, cable television agreements, laundry facility leases, equipment leases and any other agreements entered into by Seller affecting or pertaining in any way to the Property or any part thereof, but excluding the Leases and the property management agreement (the “Service Contracts”), is attached to this Agreement as Exhibit C.

2.	PURCHASE PRICE.

The total consideration to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is Twenty Nine Million and No/100 Dollars ($29,000,000.00), which shall be paid as follows:

(a)	Earnest Money.

(i)	Within 1 Business Day after the Effective Date, Purchaser shall deliver to Land Services USA, Inc., as Agent for First American Title Insurance Company, c/o Jennifer Shectman, Esq., 1835 Market Street, Suite 420, Philadelphia, PA 19103, (215) 563-5468 (“Escrowee”), the sum of $250,000.00 in the form of a federal funds wire transfer to an account designated by Escrowee, which together with any interest earned thereon, net of investment costs is referred to herein as the “Initial Earnest Money”. The failure of Purchaser to deposit the Initial Earnest Money within 1 Business Day after the Effective Date shall, at Seller’s election in writing (made prior to Purchaser making such deposit), render this Agreement null and void.

(ii)	Provided that Purchaser has not elected to terminate this Agreement pursuant to Section 9(a) below, then within 1 Business Day after the expiration of the Due Diligence Period (defined below), Purchaser shall deposit the additional sum of $250,000.00 (together with the Initial Earnest Money and any interest earned on the Initial Earnest Money and said second deposit, net of investment costs, the “Earnest Money”), so that thereafter the total Earnest Money shall be $500,000.00.

(iii)	If Purchaser so directs the Escrowee, Escrowee shall invest the Earnest Money in an interest-bearing account. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number, and the interest earned on such funds shall be paid or credited to the party entitled to receive the Earnest Money as provided in this Agreement. The Earnest Money shall be held by Escrowee pursuant to a joint order escrow agreement among Seller, Purchaser and Escrowee in the form customarily used by Escrowee with such changes as may be necessary to conform to the terms of this Agreement. The Earnest Money shall be non-refundable except in the event of failure to close this transaction by reason of a default by Seller or if Purchaser is expressly otherwise entitled to the return of the Earnest Money pursuant to the terms of this Agreement.

(iv)

If the transaction contemplated by this Agreement closes in accordance with the terms and conditions of this Agreement, at Closing, the Earnest Money (including any interest earned thereon) shall be delivered by the

Escrowee to Seller as payment toward the Purchase Price; provided, however, that at Purchaser’s option, any interest earned on the Earnest Money may be returned to Purchaser (in which event said earned interest shall not be credited against the Purchase Price).

(b)	Cash at Closing. At Closing, Purchaser shall pay to Seller the Purchase Price less the Earnest Money, plus or minus the adjustments and prorations required by this Agreement; such sum shall be paid by wire transfer of immediately available funds to an account designated by Escrowee (such amount, as adjusted, being referred to herein as the “Cash Balance”). All payments shall be made so as to have been received by Seller (or to be disbursed by Escrowee to Seller) by 1:00 p.m. Chicago (Central) time on the Closing Date.

(c)	Seller’s Existing Financing. Seller covenants and agrees to pay-off and retire Seller’s existing financing on the Property (collectively, “Seller’s Existing Financing”) at or prior to the Closing.

3.	OPERATION OF PROPERTY THROUGH CLOSING.

From the date of this Agreement through and including the first to occur of (i) the termination of this Agreement or (ii) the Closing Date:

(a) Seller will promptly pay and discharge all ownership, leasing, operating, management and maintenance fees, costs and expenses incurred with respect to periods prior to the Closing, specifically including, without limitation, costs and expenses relating to materials used and labor performed;

(b) Seller shall substantially perform, comply with and observe all of the covenants and conditions that are to be performed, complied with or observed on the part of the landlord under each Lease;

(c) Seller shall not enter into any new Lease without Purchaser’s prior written consent, not to be unreasonably withheld, except such consent shall not be required for any Lease pursuant to which (i) the tenant is obligated to pay market rent less any preferred employer program discount (currently $25-$41 depending on unit), (ii) the term of years is consistent with that set forth in the other Leases and (iii) the tenant shall not pay, and Seller as landlord shall not accept, any rent prepaid more than one (1) month in advance;

(d) Seller shall not enter into any management, maintenance, service or other contracts relating to the Property, or amend or modify any such existing contracts, which will remain in force after the Closing, unless Seller has obtained Purchaser’s prior written consent thereto. Seller shall not suffer or permit any default to exist under any such contracts and shall enforce the provisions thereof, but shall take no action against any party thereto based upon a default thereunder without first obtaining the approval of Purchaser;

(e) Seller shall operate and manage the Property in the normal and ordinary course consistent with past practices and in material compliance with all applicable laws, shall not permit any material waste or nuisance thereon, and shall maintain the Property, ordinary wear and tear excepted, in the better of either (i) its present condition or (ii) the condition in which it is as of the date that Purchaser approved the condition of the Property following Purchaser’s inspection of the same;

(f) Seller shall cause all vacant apartment units to be in “rent ready” condition in a manner consistent with Seller’s current practices as of the Closing, other than such apartments which become vacant less than five (5) business days prior to Closing;

(g) Seller shall timely pay all taxes, assessments and utility charges affecting the Property and shall maintain in full force and effect and pay all premiums on all fire, extended coverage, liability and other insurance policies currently covering the Property, and shall not reduce the amount of coverage of any such policies;

(h) Seller shall not encumber the Property or itself in any way whatsoever, including, without limitation, incurring any debt or selling any interest in Seller or any part of the Property, or making any contract, agreement or commitment to do any of the same, without Purchaser’s prior written consent in each instance, which may be withheld by Purchaser in its sole and absolute discretion;

(i) Seller will promptly notify Purchaser in writing if Seller receives notice of any casualty loss, condemnation proceedings, or any other action, litigation or proceeding (or threat thereof) affecting the Property or challenging or impairing Seller’s ability to execute or perform its obligations under this Agreement; and

(j) Seller will promptly notify Purchaser if Seller receives any written notice from any governmental entity of any (x) uncured material violations by Seller of any law affecting the Land including any environmental law or (y) zoning changes with respect to any portion of the Land.

At Closing, Seller shall terminate any management agreement affecting the Property. In addition, Seller shall terminate any Service Contract, other than the Mandatory Service Contracts (as hereinafter defined), as to which Purchaser has provided written notice to Seller prior to the expiration of the Due Diligence Period to terminate, and any charges thereunder resulting from failure to provide notice of termination on or before the Closing Date which become due after the Closing Date and through the date of actual termination shall be included as a prorated expense. As used herein, the term “Mandatory Service Contracts” shall mean those Service Contracts which are not cancelable on thirty (30) days notice or which require a penalty in connection with the cancellation thereof, which are identified as such to Purchaser either on Exhibit C or by written notice delivered to Purchaser within fifteen (15) days following the Effective Date. Purchaser shall be required to assume all Mandatory Service Contracts.

4.	STATUS OF TITLE TO PROPERTY.

(a)	State of Title. At Closing, Seller shall convey to Purchaser, or Purchaser’s permitted assignee, the entire fee simple estate in and to the Premises by a recordable special warranty deed, subject only to: (i) those covenants, conditions and restrictions and other exceptions to title of record which are approved or deemed approved hereunder by Purchaser, (ii) the lien of general real estate taxes and assessments which are not yet due or payable, (iii) the Leases, and (iv) any title exceptions arising by reason of acts of the Purchaser (the above enumerated exceptions are collectively referred to as the “Permitted Exceptions”).

(b)	Preliminary Evidence of Title.

(i)	Purchaser will order and thereafter obtain a current title commitment for an ALTA owner’s standard coverage title insurance policy for the Premises, together with copies of all documents of records shown as exceptions to title therein (the “Title Commitment”), issued by the Chicago (loop), Illinois offices of First American Title Insurance Company or such other title insurer selected by Purchaser and reasonably accepted by Seller (the “Title Insurer”) and showing title to the Premises in Seller. Purchaser will furnish Seller with copies of the Title Commitment and copies of documents.

(ii)	Prior to or contemporaneously with the execution of this Agreement, Seller has delivered to Purchaser or Purchaser’s counsel, and Purchaser acknowledges receipt of, a copy of Seller’s existing plat(s) of survey for the Premises (collectively, the “Survey”). Purchaser, at its election and sole cost and expense, may obtain updated surveys of the Premises (which may be a recertification or update of the Survey) within the Due Diligence Period (collectively, the “Updated Survey”). If Purchaser obtains the Updated Survey, Purchaser shall promptly deliver a copy of the same to Seller and the Title Insurer.

(c)

Title Defects. If the Title Commitment or Survey discloses exceptions to title objectionable to Purchaser, in its reasonable discretion (each, a “Defect” and collectively, the “Defects”), except for exceptions relating to Seller’s Existing Financing which Seller shall cause to be removed at Closing, the rights of tenants, as tenants only, under the Leases, and the lien of general real estate taxes and assessments not yet due and payable, Purchaser shall have until 5:00 p.m. Chicago (Central) time on the expiration of the Due Diligence Period (the “Title Objection Date”) to so notify Seller in writing (the “Purchaser’s Title Notice”). Any matters disclosed by the Title Commitment or the Survey and not objected to by Purchaser on or before the Title Objection Date shall be deemed approved by Purchaser and shall constitute Permitted Exceptions. If Purchaser shall deliver the Purchaser’s Title Notice to Seller as aforesaid, Seller shall, within five (5) days after receipt of the same, notify Purchaser in writing (“Seller’s Notice”) whether Seller intends to either (i) cause any or all of the Defects to be removed or insured over, or (ii) take no further action regarding any or all of the Defects. Seller’s failure to deliver to Purchaser a Seller’s Notice within the aforementioned five (5) day period shall be deemed Seller’s election of the course of action set forth in clause (ii) above. If Seller elects, or is deemed to have elected, the course of action set forth in clause (ii) above with respect to any or all of the Defects, then Purchaser shall have the right (as its sole and exclusive remedy under this Agreement, at law and in equity), by delivering written notice to Seller before the expiration of the Due Diligence Period, to either (A) terminate this Agreement and immediately receive from Escrowee the Earnest Money, whereupon this

Agreement shall be null and void and of no further force or effect (except for the Surviving Obligations (as hereinafter defined)), or (B) waive its uncured objection and accept title to the Property subject to such Defects (with no reduction in the Purchase Price) whereupon such Defects which had been objected to shall be deemed approved and shall constitute Permitted Exceptions. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (B).

If Seller has elected pursuant to this Section 4(c) to cure or insure over a Defect, but is unable to do so within fifteen (15) Business Days after receipt of Purchaser’s Title Notice, Purchaser may (as its sole and exclusive remedy under this Agreement, at law and in equity), by delivering notice thereof to Seller within five (5) days after such 15-Business Day period elect to either (y) terminate this Agreement and immediately receive from Escrowee the Earnest Money whereupon this Agreement shall be null and void and of no further force or effect (except for the Surviving Obligations), or (z) waive its uncured objection and accept title to the Property subject to such Defects (with no reduction in the Purchase Price) whereupon such Defects which had been objected to shall be deemed approved and shall constitute Permitted Exceptions. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (z).

(d)	No Obligation to Cure. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that Seller shall have no obligation to remove, cure or cause the Title Insurer to insure over any Defects other than the Seller’s Existing Financing.

5.	CLOSING.

(a)	Closing Date. The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Cash Balance, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur via an escrow at 10:00 a.m. Central (Chicago) time at the offices of the Escrowee (or at such other time or location as agreed upon by the parties) on the 15th calendar day after the expiration of the Due Diligence Period, or such other date as Purchaser and Seller shall agree upon in writing but in no event later than January 31, 2014. The Closing shall be subject to the satisfaction of the conditions precedent set forth in Sections 9 and 10 herein, unless waived in writing by the party in whose favor the condition runs. The Closing shall be a so-called “New York style” closing. The “Closing Date” shall be the date of Closing.

(b)	Closing Documents.

(i)	Seller. On the Closing Date, Seller shall deliver or cause to be delivered to Escrowee (except as otherwise noted) the following (collectively, the “Closing Documents”):

(1)	a special warranty deed, subject only to the Permitted Exceptions;

(2)	a bill of sale to the tangible Personal Property in the form attached hereto as Exhibit D;

(3)	a letter advising the tenants under the Leases of the change in ownership of the Premises and directing them to pay rent to Purchaser or as Purchaser may direct;

(4)	Seller’s counterparts to an assignment and assumption of leases, service contracts and intangible property with respect to the Premises in the form of Exhibit E (the “Assignment and Assumption of Leases and Service Contracts”);

(5)	any transferable bonds, warranties or guaranties in Seller’s possession which are in any way applicable to the Property or any part thereof (which may be delivered to Purchaser at the Property);

(6)	a certification as to the Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended;

(7)	all originals (or a copy if no original is available) of each Lease and written Service Contract then in effect as well as any commission agreements, permits and other rental agreements affecting any portion of the Premises (to the extent in the possession or control of Seller and which may be delivered to Purchaser at the Property);

(8)	all keys to any portion of the Premises which are in Seller’s or its property manager’s possession (which may be delivered to Purchaser at the Property);

(9)	an updated Rent Roll, dated not more than 3 Business Days before Closing, certified by Seller, to Seller’s actual knowledge, as being true, correct and complete in all material respects;

(10)	a counterpart to the applicable transfer tax forms;

(11)	a counterpart to the closing statement between Seller and Purchaser, setting forth the prorations and adjustments to the Purchase Price to be made in accordance herewith (the “Closing Statement”);

(12)	such other customary documentation as is reasonably required by the Title Insurer in order to consummate the transactions contemplated hereby, including the Title Insurer’s customary affidavit as to mechanics’ and materialmen’s liens (i.e. an ALTA statement), gap indemnity, authorization documents and incumbency certificate (the “Title Insurer Documents”);

(13)	to the extent available, the necessary permits issued by the appropriate governmental authorities and utility companies when the Improvements were completed and a complete set of all architectural, mechanical and electrical plans and specifications used in the construction of the Improvements;

(14)	a notice of assignment to each of the vendors under the Service Contracts to be assumed by Purchaser pursuant to Section 4.4 hereof, as may be required; and

(15)	such certificates from the local jurisdiction regarding payment of any outstanding water bills which are necessary to obtain local transfer tax stamps;

(16)	a release letter or certificate from the Illinois Department of Revenue (“DOR”) stating that no assessed but unpaid tax penalties or interest are due under paragraph 9-902(d) of the Illinois Income Tax Act, 35 ILCS 5/902(d), ), Section 5j of the Illinois Retailers’ Occupation Tax Act, 35 ILCS 120/5j, or any similar statute of the State of Illinois (said paragraph 9-902(d), section 5j or any similar statute is hereinafter called the “Bulk Sales Provisions”); provided, however, that if Seller does not by the Closing Date obtain and deliver to Purchaser a release letter showing no unpaid taxes and releasing Purchaser from any liability for same, Seller shall indemnify, defend and hold Purchaser harmless from and against any and all damages, claims, liabilities, judgments, expense and costs (including, without limitation, reasonable attorneys’ fees and unpaid taxes, interest and penalties) arising out of the Bulk Sales Provisions by delivering to Purchaser at Closing an Affidavit and Indemnity in the form of Exhibit I attached hereto. Upon delivery to Purchaser of a clean release letter, such indemnity will be null and void; and

(17)	a completed Real Estate Transfer Declaration signed by Seller or Seller’s agent in the form required by the Real Estate Transfer Tax Act of the State of Illinois;

(18)	such certificates from the local jurisdiction regarding payment of any outstanding water bills which are necessary to obtain local transfer tax stamps;

(19)	any other documents customarily provided by Seller to the Title Insurer or Purchaser in similar transactions in Lake County, Illinois.

(ii)

Purchaser. Purchaser, or its permitted assignee, shall deliver or cause to be delivered to Escrowee at Closing: (a) the Cash Balance; (b) Purchaser’s counterpart to the Assignment and Assumption of Leases and Service

Contracts; (c) Purchaser’s counterparts of the Closing Statement and the transfer tax forms; (d) the Title Insurer Documents required of Purchaser; and (e) such other documents as Purchaser customarily provides to the Title Insurer or Seller in similar transactions in Illinois.

(c)	Closing Prorations and Adjustment. A statement of prorations and other adjustments shall be prepared by Seller and/or Escrowee in conformity with the provisions of this Agreement and submitted to Purchaser for review and approval at least five (5) days prior to the Closing Date. For purposes of prorations, Purchaser shall be deemed the owner of the Property on the Closing Date. In addition to prorations and other adjustments that may otherwise be provided for in this Agreement, the following items are to be prorated or adjusted, as the case may require, as of the Closing Date:

(i)	Ad valorem property taxes and assessments for the calendar year in which Closing occurs shall be prorated between Seller and Purchaser on an accrual basis based on the last fully-known payable annual taxes, and Seller shall give Purchaser a credit at Closing equal to Seller’s share of such proration, with such proration to be adjusted in cash between Seller and Purchaser promptly after presentation of written evidence that the actual taxes paid in the calendar year of Closing differ from the amounts used for proration purposes at Closing. If any appeal or other proceeding for the reduction of ad valorem property taxes payable for the prorated period is pending as of the Closing Date, then any refund awarded, less all costs and expenses incurred by Seller in prosecuting the appeals or other proceeding, shall be prorated by the parties within thirty (30) days of the receipt of the refund in the same proportion as the ad valorem property taxes for such period were prorated. Any refunds or reductions in ad valorem property taxes payable for years preceding the year of Closing shall belong solely to Seller;

(ii)

the rent payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums attributable to the period prior to Closing and received prior to the expiration of the period of one hundred twenty (120) days after Closing to be remitted to Seller if, as, and when collected (but Purchaser shall not be required to take legal action for such amounts accruing prior to the Closing), it being acknowledged and agreed that Purchaser shall have no obligation to remit to Seller any rent or other sums collected one hundred twenty (120) days or more after Closing. At Closing, Seller shall deliver to Purchaser a schedule of all rent, charges and other amounts payable by tenants after the Closing with respect to which Seller is entitled to receive a share under this Agreement, and any amount due and owing to Seller before the Closing by tenants under the Leases which are unpaid on the date of Closing (such amounts are collectively referred to herein as the “Delinquent Amounts”). Rental and other payments received by Purchaser from tenants shall first be applied toward the payment of current rent and other charges owed to Purchaser for periods after the Closing, and any excess monies received shall be applied toward the payment of Delinquent Amounts; provided, however, that any rent received during the month in which the Closing occurs shall be prorated between Purchaser and Seller for the month in which the Closing occurs, and not toward the payment of rent and other charges for subsequent months. Any rent received by Seller after the Closing Date shall be prorated in accordance with the terms of this paragraph (ii), with Purchaser’s portion thereof being promptly remitted to Purchaser. Purchaser may not waive any Delinquent Amounts or modify a Lease so as to reduce amounts or charges owed under Leases for any period in which Seller is entitled to receive a share of charges or amounts, without first obtaining the written consent of Seller. With respect to Delinquent Amounts owed by tenants that are no longer tenants of the Property as of the date of Closing, Seller shall have the right to attempt to effect collection by litigation or otherwise;

(iii)	the full amount of security deposits, prepaid rent and the refundable portion of pet or cleaning fees paid under the Leases, and not theretofore applied, together with interest thereon to the extent any interest is required by law or otherwise to be paid to such tenants pursuant to the Leases, shall, at Purchaser’s option, be credited by Seller to Purchaser on the Closing Date or shall be delivered by Seller to Purchaser on the Closing Date. Purchaser shall assume at Closing the obligation, if any, to pay the security and other deposits to tenants under the Leases which are credited to Purchaser at Closing.

(iv)	fuel, water and sewer service charges, and charges for gas, electricity, telephone and all other utility and fuel charges shall be prorated ratably on the basis of the last ascertainable bills (and reprorated upon receipt of the actual bills or invoices), to the extent not paid directly by tenants under their respective Leases, unless final meter readings and final invoices can be obtained. To the extent practicable, Seller shall cause meters for utilities to be read not more than 3 days prior to the date of Closing;

(v)	amounts due and prepayments under the Service Contracts to be assigned to Purchaser. All amounts for services rendered or materials furnished under the Service Contracts assumed by Purchaser and accruing after the Closing Date shall be the responsibility of Purchaser;

(vi)	assignable license and permit fees paid on an annual or other periodic basis; and

(vii)	other expenses of operation and similar items.

Except as stated above, any proration which must be estimated at Closing shall be reprorated and finally adjusted as soon as practicable after the Closing Date, but in no event later than ninety (90) days following the Closing, with any refunds payable to Seller or Purchaser to be made as soon as practicable; otherwise all prorations shall be final. Amounts on deposit with utility companies shall be credited to Seller at Closing and promptly following the Closing, Purchaser shall inform such utilities of such change in ownership of the Property; provided, however that if any utility company refunds the amounts on deposit to Seller after receipt of notice from Purchaser of such change in ownership of the Property, Seller shall cause such sums to be remitted to Purchaser promptly upon receipt thereof.

(d)	Closing Costs. Seller shall be responsible for and shall pay the cost of any title endorsements necessary to remove Defects and deed recording fees and one-half of the Escrowee’s closing escrow fees. Purchaser shall be responsible for and shall pay the cost of the Title Commitment, the premium for the issuance of an owner’s title insurance policy and any endorsements and extended coverage related thereto, the cost of any lender’s title insurance policy and endorsements thereto, one-half of the Escrowee’s closing escrow fees, the cost of any Updated Survey, and all transfer taxes imposed on the conveyance of the deed of the Property. Purchaser shall pay for any escrow, recording fees, and taxes that relate to its financing, if any. Except as set forth in Section 12(a) hereof, all costs of Purchaser’s due diligence activities including engineering, environmental reports and lease and expense audits shall be paid by Purchaser. Seller and Purchaser shall each be responsible for the fees and costs of their respective attorneys and professional consultants.

(e)	Possession. Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject only to the Leases and the other Permitted Exceptions.

6.	CASUALTY LOSS AND CONDEMNATION.

If, prior to Closing, the Property or any part thereof shall be condemned, or destroyed or materially damaged by fire or other casualty (that is, damage or destruction which Seller reasonably estimates could cost in excess of $1,000,000.00 to repair or restore or which materially impedes access to the Premises or any material part thereof), Purchaser shall have the option to terminate this Agreement, which shall be exercised by delivering written notice thereof to Seller within ten (10) days following the date Purchaser receives written notice of the condemnation or material damage. If Purchaser elects to terminate this Agreement pursuant to this Section 6, the Earnest Money shall be returned to Purchaser by the Escrowee, and this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement except for the provisions hereof expressly survive the Closing or earlier termination of this Agreement (hereinafter collectively, the “Surviving Obligations”). If Purchaser elects not to terminate this Agreement, the parties shall consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or material damage, and Purchaser shall be entitled to receive all of the condemnation proceeds or, after Closing, to settle the loss under all policies of insurance applicable to the destruction or damage and receive all of the proceeds of insurance applicable thereto. Seller shall, at Closing and thereafter, execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items. If there is any other damage or destruction (that is, damage or destruction which Seller reasonably estimates could cost $1,000,000.00 or less to repair or restore, or which does not materially impede access to the Property or any material part thereof), Seller shall either completely repair such damage prior to

Closing in a manner reasonably satisfactory to Purchaser or, at Purchaser’s option, either assign all insurance claims pertaining to such damage or destruction to Purchaser by executing and delivering to Purchaser at Closing and thereafter all required proofs of loss, assignments of claims and other similar items, or allow Purchaser a credit against the Purchase Price in an amount equal to Purchaser’s and Seller’s mutual reasonably estimated cost of repair. If Seller elects to assign all insurance claims to Purchaser as provided for in this Section 6, Purchaser shall receive at Closing a credit against the Cash Balance in an amount equal to any deductible(s) and uninsured amounts applicable thereto.

Notwithstanding anything herein, Seller shall be entitled to receive and retain, and shall not be required to assign, any insurance proceeds for loss of the rents applicable to the period preceding Closing.

7.	REPRESENTATIONS AND WARRANTIES.

(a)	The Seller represents and warrants to Purchaser that the following are true, complete and correct as of the date of this Agreement:

(i)	Seller has no employees at the Property, and any employees at the Property are employees of the management company. There are no collectively bargaining agreements, multiemployer plans or similar plans or agreements with respect to the Property.

(ii)	To Seller’s actual knowledge, there is no action, proceeding or investigation pending or threatened against Seller or the Property (other than unlawful detainer actions against the tenants as described on Exhibit F attached hereto) before any court or governmental department, commission, board, agency or instrumentality.

(iii)	Except as set forth on Exhibit G attached hereto, Seller has not received from any governmental authority written notice of any violation of any zoning, building, fire or health code or any other statute, ordinance rule or regulation applicable to the Property, or any part thereof, that will not have been corrected prior to Closing.

(iv)	All Service Contracts are listed on Exhibit C attached hereto (with the parties acknowledging that the following do not constitute Service Contracts: (x) the Leases, (y) the existing management agreement for the Property, which Seller shall cause to be terminated at Closing, and (z) any easements, covenants or restrictions of record). Seller has not given or received any written notice of default under the terms of any Service Contract.

(v)

Seller is duly organized, validly existing and qualified and empowered to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement nor its performance by Seller will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Seller is a party or by which Seller is bound.

Each individual executing this Agreement and the instruments referenced herein on behalf of Seller has the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.

(vi)	To Seller’s knowledge, the Rent Roll attached hereto as Exhibit B is true, correct and complete in all material respects as of the date set forth on the Rent Roll of this Agreement. Exhibit B discloses all security and other deposits made by each of the tenants under the Leases, and no tenant is or was entitled to any rebate or concession which is not disclosed on Exhibit B. Seller has not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown in Exhibit B. There are no written or oral leases or tenancies or rights of possession affecting the Property other than those listed in Exhibit B.

(vii)

Seller has not received any actual written notice from any governmental authority, and Seller is not aware, of any civil, criminal or administrative suit, claim, hearing, violation, investigation, proceeding or demand against Seller or the Property relating in any way to a Release (as hereinafter defined) or compliance with Environmental Laws (as hereinafter defined). For purposes of this Agreement, the phrase “Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation and any common laws regarding health, safety, radioactive materials, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq. (“TSCA”), the Occupational, Safety and Health Act, 29 U.S.C. § 651, et seq. (“OSHA”), the Clean Air Act, 42 U.S.C. § 7401, et seq. (“CAA”), the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq. (“FWPCA”), the Safe Drinking Water Act, 42 U.S.C. § 3001, et seq. (“SDWA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq. (“EPCRA”), the Endangered Species Act of 1973, 16 U.S.C. § 1531 et seq. (“ESA”), the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq. (“FIFRA”) and other comparable federal, state or local laws, each as amended, and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder. The phrase “Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the Release of which is regulated under Environmental Laws. The term “Release” shall mean the discharge, disposal, deposit, injection, dumping, spilling, leaking, leaching, placing, presence, pumping, pouring, emitting, emptying, escaping, or other release of any Hazardous Material. For purposes of the representations and warranties set forth in this clause (vii) of Section 7(a), “Hazardous

Materials” shall not include consumer products, office supplies, pool chemicals and cleaning and maintenance supplies stored and used in the ordinary course of operation of the Property and in compliance with applicable Environmental Laws.

(viii)	Seller is not a foreign limited partnership, person or other entity within the meaning of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended.

(ix)	Seller is the owner and is in possession of the Property and all components thereof. Seller is not a party to any contract, agreement, or commitment to sell, convey, assign, transfer or otherwise dispose of any portion or portions of the Property.

(x)	The Property is zoned for or a proper variance or exemption exists for use as an apartment complex. Seller currently has all necessary permits required to operate the Property as an apartment complex.

(xi)	There are no past due unpaid bills or claims owed by Seller in connection with the construction of or any repairs to the Property nor shall there be on the Closing Date.

(b)	Seller represents and warrants to Purchaser that, as of the Closing, each of the warranties and representations set forth in Section 7(a) above shall be true, complete and correct in all material respects except for changes in the operation of the Property occurring prior to Closing which are specifically permitted by this Agreement, and that all management contracts pertaining to the Property shall be terminated at Closing. As used in this Agreement, the terms “knowledge” of or “actual knowledge of” or “receipt of written notice by” Seller shall mean the actual knowledge of or notice received by E. Michael Pompizzi, in his capacity as an officer of Seller or Seller’s general partner or manager or managing member, without imputation to such party of any knowledge, facts, information or other matters otherwise within the personal knowledge of any other persons or parties. Purchaser acknowledges and agrees that the individual named above is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge, and not for the purpose of imposing any liability upon or creating any duties running from such individual to Purchaser or any affiliate, related party, employee, agent or representative of Purchaser. Purchaser covenants and agrees that it will bring no action of any nature whatsoever against the aforementioned individual. Seller shall have no duty to conduct any further inquiry in making such representations and warranties, and no knowledge of or notice to any other person shall be imputed to Seller or E. Michael Pompizzi.

(c)

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, EXCEPT AS PROVIDED IN SECTION 7 HEREOF, IT IS UNDERSTOOD AND AGREED THAT SELLER AND ITS REPRESENTATIVES AND/OR AGENTS HAVE NOT MADE AND ARE NOT NOW MAKING, AND THEY SPECIFICALLY DISCLAIM, ALL

WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PREMISES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (I) MATTERS OF TITLE, (II) ENVIRONMENTAL MATTERS RELATING TO THE PREMISES OR ANY PORTION THEREOF, (III) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER, AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE EARTHQUAKES, (IV) WHETHER, AND THE EXTENT TO WHICH, THE PREMISES OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (V) DRAINAGE, (VI) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (VII) ZONING TO WHICH THE PREMISES OR ANY PORTION THEREOF MAY BE SUBJECT, (VIII) THE AVAILABILITY OF ANY UTILITIES TO THE PREMISES OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (IX) USAGES OF ADJOINING PREMISES, (X) ACCESS TO THE PREMISES OR ANY PORTION THEREOF, (XI) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PREMISES OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PREMISES OR ANY PART THEREOF, (XII) THE PRESENCE OF HAZARDOUS MATERIALS IN OR ON, UNDER OR IN THE VICINITY OF THE PREMISES, (XIII) THE CONDITION OR USE OF THE PREMISES OR COMPLIANCE OF THE PREMISES WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, CODES OR OTHER SIMILAR LAWS, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT, (XIV) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (XV) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE REAL PROPERTY, (XVI) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PREMISES, (XVII) THE MERCHANTABILITY OF THE PREMISES OR FITNESS OF THE PREMISES FOR ANY PARTICULAR PURPOSE (PURCHASER AFFIRMING THAT PURCHASER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PREMISES FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE PREMISES IS FIT FOR ANY PARTICULAR PURPOSE), OR (XVIII) TAX CONSEQUENCES.

PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ITS REPRESENTATIVES OR ANY OF THEIR RESPECTIVE AGENTS, AND ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE, EXCEPT AS SET FORTH IN SECTION 7 HEREOF. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PREMISES. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PREMISES AS PURCHASER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PREMISES “AS IS, WHERE IS”, WITH ALL FAULTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PREMISES BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS SUBSECTION IS SUBJECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS (WHICH SURVIVE CLOSING) OF SELLER CONTAINED HEREIN OR IN THE CLOSING DOCUMENTS.

(d)	Purchaser understands that, except as otherwise specifically provided herein, any financial statements and data, including, without limitation, gross rental income, operating expenses and cash flow statements, to be made available by Seller to Purchaser, will be unaudited financial statements and data not prepared or reviewed by independent public accountants (except to the extent Seller has such audited financial statements or data in its possession or control).

(e)	The foregoing warranties and representations of Seller in this Section 7 shall be deemed to be remade and restated by Seller at Closing and survive the execution and delivery of this Agreement and the Closing for a period of six (6) months after Closing (and Purchaser shall notify Seller of any breach of a representation contained in Section 7 within said six (6) month period and commence any proceedings against Seller relating to such breach on or prior to the date which is sixty (60) days after the aforementioned 6-month period).

(f)	Purchaser’s Representations and Warranties.

(i)	Purchaser represents to Seller that it is duly organized, validly existing and qualified and empowered to conduct its business and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement nor its performance by Purchaser will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Purchaser is a party or by which it is bound.

(ii)	The individual executing this Agreement and the instruments referenced herein on behalf of Purchaser has the legal power, right, and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

(iii)	Purchaser is sophisticated and experienced in the acquisition, ownership and operation of multi-family housing projects similar to the Property, and has full knowledge of all applicable federal, state and local laws, rules, regulations and ordinances in connection therewith.

(iv)	No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

(g)	In the event that, prior to Closing, Purchaser discovers a material breach of a representation made by Seller contained in this Agreement, Purchaser may, as its sole and exclusive remedy, either (i) terminate this Agreement (in which case Purchaser shall be relieved of any obligations hereunder (except for the Surviving Obligations) and the Earnest Money shall be returned to Purchaser), or (ii) waive such breach and proceed to Closing with no reduction in the Purchase Price.

8.	SCHEDULES.

Seller has previously furnished to Purchaser or will promptly furnish or make available to Purchaser at the Property within four (4) Business Days after the Effective Date (and at all times thereafter) the materials listed on Exhibit H attached hereto, to the extent in Seller’s possession or control (collectively, the “Seller’s Deliveries”). To the extent feasible, Seller shall deliver the foregoing items to Purchaser at fender@raitft.com. Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of Seller’s Deliveries prepared by third parties. If the sale of the Property is not closed, Purchaser and its agents shall return all of Seller’s Deliveries and all copies thereof to Seller, and Purchaser and its agents shall not retain any copies thereof; such obligations shall survive the termination of this Agreement.

9.	PURCHASER’S CONDITIONS PRECEDENT.

At the option of Purchaser, the obligations of Purchaser under this Agreement are contingent and conditional upon any one or more of the following, the failure of any of which shall, at the request of Purchaser and upon written notice to Seller, after the return to Purchaser of the Earnest Money (which shall be Purchaser’s sole remedy in such event), render this Agreement null and void (except for the Surviving Obligations):

(a)	During the period commencing on the Effective Date and ending at 5:00 p.m. Central (Chicago) time on the date which is thirty (30) days after the Effective Date (which period is referred to herein as the “Due Diligence Period”), subject to the terms and conditions of this Section 9(a) and Section 13(a), Purchaser shall have the right to verify, inspect, investigate and review, in the Purchaser’s sole discretion: (i) documentation of any covenants, conditions and restrictions and other exceptions of title of record, (ii) the condition of title to the Property and the Survey, (iii) the zoning and compliance of the Property with governmental and municipal rules and regulations; (iv) the physical condition of the Property, (v) the Leases and Service Contracts, (vi) the environmental condition of the Property, (vii) the operating statements and books and records; and (viii) any and all other documentation or evidence relating to the ownership, zoning, value, income, expense, operation, leasing and maintenance and repair of the Property. Notwithstanding the foregoing, Purchaser may not perform any soil testing or other invasive testing on the Property without Seller’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed if such testing is necessitated by a Phase I Environmental Report. If Purchaser determines in its sole and absolute discretion that the Property is not acceptable for its purposes, Purchaser may terminate this Agreement by notifying Seller in writing before the expiration of the Due Diligence Period, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any continuing rights or obligations under this Agreement (other than the Surviving Obligations). Purchaser’s failure to terminate this Agreement within the Due Diligence Period shall be deemed a waiver by Purchaser of its right to terminate this Agreement pursuant to this Section 9(a).

(b)	Seller shall have duly performed, in all material respects, each and every covenant and agreement to be performed by Seller pursuant to this Agreement, and Seller’s representations, warranties and covenants shall be true and correct in all material respects as of the Closing Date.

(c)	The Title Insurer shall be prepared to issue an ALTA 2006 Owner’s Title Insurance Policy (or marked commitment therefor) with all standard printed exceptions deleted, as well as any extended coverage and such endorsements as may be requested by Purchaser, insuring good and indefeasible fee simple title to the Premises in Purchaser in the amount of the Purchase Price subject only to the Permitted Exceptions.

10.	SELLER’S CONDITIONS PRECEDENT. At the option of Seller, the obligations of Seller under this Agreement are contingent and conditional upon the following, the failure of which shall, at the request of Seller and upon written notice to Purchaser, render this Agreement null and void:

(a)	Purchaser shall have duly performed, in all material respects, each and every covenant and agreement to be performed by Purchaser pursuant to this Agreement, and Purchaser’s representations, warranties and covenants shall be true and correct in all material respects as of the Closing Date.

11.	BROKERAGE. Each party represents and warrants to the other party that it has dealt with no broker or finder in connection with this transaction other than Seller has listed the property with CB Richard Ellis (“Named Broker”). If and when the transaction contemplated hereby closes, Seller shall pay the Named Broker a commission pursuant to the terms of a separate agreement entered into by Seller and Named Broker. Each party indemnifies and holds the other party harmless from and against any and all other claims of all brokers and finders claiming by, through or under said party and in any way related to the sale and purchase of the Property pursuant to this Agreement, including, without limitation, attorneys’ fees incurred by the other party in connection with such claims. The obligations of the parties under this Section 11 shall survive the termination of this Agreement and the Closing.

12.	DEFAULTS AND REMEDIES

(a)	Notwithstanding anything to the contrary contained in this Agreement, if Seller defaults under this Agreement, at Purchaser’s option, Purchaser may elect as its sole and exclusive remedy either (i) to terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser, and this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement, except the Surviving Obligations, or (ii) Purchaser may sue Seller for specific performance of the sale of the Property in accordance with the terms of this Agreement, subject to the Permitted Exceptions with no reduction in Purchase Price. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in Lake County, Illinois, on or before 60 days following the date upon which Closing was to have occurred. In no event shall Seller be liable for any actual, special, punitive, speculative or consequential damages. None of Seller’s partners, members, managers, officers, agents or employees shall have any personal liability of any kind or nature or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement, the Closing Documents or the transactions contemplated herein, and Purchaser waives for itself and for anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability. If Purchaser timely elects to pursue the remedy of specific performance as described above, Purchaser may record a bona fide lis pendens notice against the Land. Notwithstanding anything to the contrary contained in this Agreement, in the event Purchaser elects to terminate this Agreement as the result of a Seller default hereunder, Seller shall reimburse Purchaser up to $25,000 for Purchaser’s out of pocket costs and expenses incurred in connection with this transaction contemplated by this Agreement. Seller’s obligations under the foregoing sentence shall survive the expiration or termination of this Agreement.

(b)	Notwithstanding anything to the contrary contained in this Agreement, if Purchaser defaults under this Agreement, the Earnest Money shall be forfeited to Seller as liquidated damages, which shall be Seller’s sole and exclusive remedy at law or equity against Purchaser, and neither party shall have any rights or obligations under this Agreement (other than the Surviving Obligations). Seller and Purchaser acknowledge and agree that (1) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (2) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (3) Purchaser seeks to limit its liability under this Agreement to the amount of the Earnest Money in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (4) the Earnest Money shall be and constitute valid liquidated damages and not a penalty.

13.	MISCELLANEOUS.

(a)	Entry upon Property; Restoration; Indemnity.

(i)

Between the Effective Date and continuing until the expiration of the Due Diligence Period, Purchaser and its agents or representatives shall have the right to enter upon the Property upon twenty-four (24) hours’ prior notice (except as otherwise set forth herein) and during normal business hours for the purpose of examining, inspecting and testing the Property; provided that (i) no such entry upon the Property shall unreasonably interfere with the operations of Seller’s business on the Property or the rights of tenants, and (ii) Purchaser furnishes Seller with a certificate of insurance naming Seller as an additional insured and in an amount reasonably acceptable to Seller insuring Seller against loss by reasons of matters set forth in the following sentence. Purchaser hereby agrees to pay, protect, defend, indemnify and save Seller harmless against all liabilities, obligations, claims (including mechanic’s lien claims), damages, penalties, causes of action, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against Seller involving either bodily injury or property damage in connection with or arising out of the entry by Purchaser or its agents or representatives upon the Premises, either prior to or after execution and delivery of this Agreement and caused by Purchaser’s employees, agents or independent contractors and the actions of such persons on the Premises. In the event any part of the Property is or has been damaged or excavated by Purchaser, its employees, agents or independent contractors, Purchaser agrees to return the Property to its condition immediately prior to such damage or excavation. Any inspection of units shall be made during ordinary business hours upon forty-eight (48) hours’ prior notice to Seller, subject to the rights of tenants under the Leases. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall have no right to conduct any Phase II environmental audit or other intrusive testing on the Property, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion. Notwithstanding anything in this Section 13(a)(i) to the contrary, Purchaser shall have no liability or obligation to indemnify Seller for any loss arising from conditions in existence on the Property prior to Purchaser’s entry thereon for testing in accordance with this Section 13(a)(i).

(ii)	Unless Seller specifically and expressly otherwise agrees in writing, and until the Closing shall have been completed, Purchaser agrees that all information regarding the Property of whatsoever nature made available to it by Seller or Seller’s agents or representatives (including, without limitation, the Seller’s Deliveries) (the “Proprietary Information”) is confidential and shall not be disclosed by Purchaser to any other person except to those assisting Purchaser with the transaction, or to Purchaser’s lender or prospective partners, if any, and then only upon Purchaser making such person aware of this confidentiality restriction and procuring such person’s agreement to be bound thereby, or to a court of competent jurisdiction as required by law or court order, or as otherwise may be required by applicable law (including, all securities laws). In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller all Proprietary Information and all copies thereof. Further, Purchaser agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing or as may be required by law.

(iii)	Notwithstanding any provision to the contrary herein, including, without limitation, any provision stating that this Agreement shall become null and void following a return or application of the Earnest Money, Purchaser’s obligations under this Section 13(a) shall survive the expiration or termination of this Agreement, and shall survive Closing.

(b)	Assignment. Neither party hereto shall assign or transfer its interest in this Agreement except (i) in the furtherance of a like-kind exchange under Section 1031 of the Internal Revenue Code or otherwise contemplated pursuant to Section 13(k), and (ii) Purchaser may assign this Agreement to an entity controlled by or under common control with Purchaser provided such entity assumes all obligations of Purchaser under this Agreement, and Seller is given prompt written notice and an executed copy of such assignment. Notwithstanding anything to the contrary herein, in no event shall any such assignment hereof relieve the assignor of its obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between Seller and Purchaser with respect to the Property and shall not be modified or amended except in a written document signed by Seller and Purchaser. Any prior agreement or understanding between Seller and Purchaser concerning the Property is hereby rendered null and void.

(d)	Time is of the Essence. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a Business Day, in which case the period shall be deemed to run until the end of the next Business Day.

(e)	Headings. The headings of this Agreement are for convenience of reference only and do not in any way limit or amplify the terms and provisions hereof.

(f)	Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

(g)	Legal Fees. In the event of a default by either party of its obligations under this Agreement, the prevailing party in any action or proceeding in any court in connection therewith shall be entitled to recover from such other party its costs and expenses, including reasonable legal fees and associated court costs.

(h)	Notices. (a) All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed effective when (i) delivered personally, (ii) received or refused if sent by certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at the address specified in this subsection, or (iii) received or refused if sent by a recognized overnight courier or delivery service (such as FedEx or UPS), addressed as follows:

If to Seller:	c/o Jupiter Realty Company, LLC. 401 N. Michigan Avenue, Suite 1300 Chicago, Illinois 60611 Attention: E. Michael Pompizzi

With a copy to:	Barnes & Thornburg LLP 1 N. Wacker Drive, Suite 4400 Chicago, Illinois 60606 Attention: Wesley W. Broquard

If to Purchaser:	Independence Realty Operating Partnership, LP c/o RAIT Financial Trust Cira Center 2929 Arch Street, 17th Floor Philadelphia, PA 19104 Attention: Farrell Ender

With a copy to:	RAIT Financial Trust Cira Center 2929 Arch Street, 17th Floor Philadelphia, PA 19104 Attention: Jamie Reyle

(i)	Governing Law. This Agreement shall be governed and interpreted in accordance with the internal laws of the State of Illinois.

(j)	Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

(k)	Tax-Deferred Exchange. In the event Seller elects to complete a 1031 exchange, Purchaser will cooperate with Seller to consummate such exchange; provided that Purchaser shall not be required to incur any additional obligation, liability or expenses in complying with this requirement. In the event Purchaser elects to complete a 1031 exchange, Seller will cooperate with Purchaser to consummate such exchange; provided that Seller shall not be required to incur any additional obligation, liability or expenses in complying with this requirement.

(l)	No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

(m)	Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

(n)

USA Patriot Act. Purchaser hereby represents and warrants that as of the Effective Date and as of the Closing Date, the following statements are and shall be true, correct and complete without material misrepresentation or omission: (i) Purchaser is not a Prohibited Person (as defined below), (ii) Purchaser is in compliance with the Anti-Terrorism Laws (as defined below), (iii) Purchaser does not conduct any business or engage in any transaction or dealing with any Prohibited Person, or deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order 13224 (as defined below), and (iv) Purchaser has established policies and procedures designed to prevent and detect money laundering, including processes to meet all applicable anti-money laundering requirements of the USA Patriot Act (as defined below). For purposes of the foregoing representations and warranties: (1) “Anti-Terrorism Laws” are any laws related to terrorism or money laundering, including Executive Order 13224 and the USA Patriot Act, and any regulations promulgated under either of them, (2) “Executive Order 13224” is defined as Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, (3) “Prohibited Person” is defined as (a) a person or entity subject to the provisions of Executive Order 13224; (b) a person or entity owned or controlled by, or acting for or on behalf of, an entity that is subject to the provisions of Executive Order 13224; (c) a person or entity with whom Purchaser or Seller is prohibited from dealing by any of the Anti-Terrorism Laws; (d) a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (e) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control; or (f) a person or entity who is affiliated with a person or entity described in clauses (a) through (e) immediately above, and (4) “USA Patriot Act” is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as may be amended from time to time.

(o)	Business Day. As used in this Agreement, the term “Business Day” shall mean any day other than a Saturday or Sunday or a day on which banking institutions in the state of Illinois are required or permitted by law to close.

(p)	No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in Lake County, Illinois or any other county. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Premises is located.

(q)	Severability. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(r)	Further Assurances. The parties will sign, seal, acknowledge and deliver such other documents as may be reasonably necessary to effectuate the terms and provisions of this Agreement.

(s)	Exhibits. The following exhibits are acknowledged to be attached to and form a part of this Agreement:

Exhibit A	Legal Description of Land
Exhibit B	List of Leases/Rent Roll
Exhibit C	List of Service Contracts
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Assignment and Assumption of Leases and Service Contracts
Exhibit F	Description of Tenant Litigation
Exhibit G	Code Violation Notices
Exhibit H	List of Seller’s Deliveries
Exhibit I	Affidavit and Indemnity

14.	RECORD ACCESS AND RETENTION: Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the two (2) immediately preceding calendar years (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to Seller). Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller’s obligation to maintain its records for use under this Article 14 shall be an on going condition to Closing for Purchaser’s benefit until Closing. Seller shall maintain its records for use under this Article 14 for a period of not less than one (1) year after the Closing Date. The provisions of this Section shall survive Closing.

As requested from time to time by Purchaser in writing before Closing, in addition to the items delivered pursuant to Article 8 above, Seller promptly shall provide to Purchaser access to or copies of all such requested documents and information in the possession of Seller or its property manager(s) respecting the physical condition, operation, leasing, management, maintenance or repair of the Real Property, and the right at the cost and expense of Purchaser to inspect the same and make copies thereof, it being acknowledged that such rights of access and inspection and right to receive and make copies is given without any express or implied representation, warranty or covenant made by Seller in any respect, except as otherwise provided in this Agreement.

15.	ESCROW AGREEMENT.

(a)	Deposit. Escrowee agrees to deposit the Earnest Money in an interest bearing account, subject to the receipt from the Purchaser of a form W-9 for the purposes of investing said funds and to hold and disburse said funds, and any interest earned thereon, as hereinafter provided. Upon written notification from Seller or Purchaser in accordance with the terms of this Agreement, Escrowee shall release the funds in accordance with and pursuant to the written instructions. If Purchaser certifies that it has timely delivered a notice of termination of this Agreement prior to the expiration of the Due Diligence Period, then Escrowee may release the Earnest Money to Purchaser. After the expiration of the Due Diligence Period, Escrowee may only deliver the Earnest Money upon the joint written instructions of both Seller and Purchaser. In the event of a dispute between any of the parties hereto sufficient in the sole discretion of Escrowee to justify its doing so, Escrowee shall be entitled to tender unto the registry or custody of any court of competent jurisdiction all money or property in its hands held under the terms of this Agreement, together with such legal pleading as it deems appropriate, and thereupon be discharged.

(b)	Escrowee. Seller and Purchaser covenant and agree that in performing any of its duties under this Agreement, Escrowee shall not be liable for any loss, costs or damage which it may incur as a result of serving as Escrowee hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence. Accordingly, Escrowee shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities, or (ii) to any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrowee shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

(c)	Indemnity. Seller and Purchaser hereby agree to indemnify and hold harmless Escrowee against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable costs of investigation and attorneys’ fees and disbursements which may be imposed upon or incurred by Escrowee in connection with its serving as Escrowee hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence. The provisions of this Section 14(c) shall survive a termination of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first written above.

PURCHASER:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Independence Realty Trust, Inc., a Maryland corporation
Its:	General Partner

By: Independence Realty Advisors, LLC, a Delaware limited liability company
Its: External Advisor and Authorized Agent

By:	/s/ Farrell Ender
Name:	Farrell Ender
Title:	President

[SIGNATURES CONTINUE ON FOLLOWING PAGE(S)]

SELLER ACCEPTS the foregoing Agreement as of the day, month and year first written above.

SELLER:

JRC/CSE EAGLE RIDGE JV, LLC, a Delaware limited liability company

By:	Jupiter Eagle Ridge, LLC, a Delaware limited liability company, its member

By:	/s/ E. Michael Pompizzi
E. Michael Pompizzi
President/CFO

EXHIBIT A

Legal Description of Land

[see attached]

Exhibit A-1

EXHIBIT B

Leases/Rent Roll

[see attached]

Exhibit B-1

EXHIBIT C

List of Service Contracts

Exhibit C-1

EXHIBIT D

Form of Bill of Sale

BILL OF SALE

THIS BILL OF SALE is made and executed as of this     day of                 , 200    by                         , a                         (“Seller”), in favor of                         , a(n)                         (“Purchaser”).

Concurrently with the execution and delivery hereof, Seller is conveying to Purchaser by Special Warranty Deed, all of its right, title, and interest in and to that certain tract of land together with those improvements owned by Seller thereon lying and being situated in the County of Lake and State of Illinois, commonly known as The Reserve at Eagle Ridge and being more particularly described in Exhibit A attached hereto and made a part hereof (the “Property”).

Seller desires to hereby assign, transfer, set over and deliver directly to Purchaser, all of its right, title, and interest in and to the following assets appurtenant to or in any way related to the Property.

NOW, THEREFORE, in consideration of the receipt of Ten Dollars ($10.00) and other good and valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller does hereby ASSIGN, TRANSFER, SET OVER and DELIVER to Purchaser, its successors and assigns, all of its right, title, and interest in all of the following, which are collectively referred to herein as the “Assigned Properties”, without warranty of any kind or nature (whether statutory, express or implied):

A. Any and all personal property, including, without limitation, all furniture, furnishings, fixtures (to the extent same do not constitute real property), equipment, machinery, maintenance vehicles and equipment, tools, parts, recreational equipment, carpeting, window treatments, stationery and other office supplies, and other tangible personal property of every kind and description situated in, on, over and under the Property or used in connection therewith, owned by Seller and which is not owned by tenants under the leases or by Seller’s property manager, together with all replacements and substitutions therefor;

TO HAVE AND TO HOLD the same, subject as aforesaid, unto Purchaser, its successors and assigns.

SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION OF THE PROPERTY OR THE ASSIGNED PROPERTIES OR THE SUITABILITY THEREOF FOR ANY PURPOSE THAT PURCHASER MAY DESIRE TO USE IT. SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES AS TO MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTIES OR REPRESENTATIONS AS TO THE CONDITION OF THE ASSIGNED PROPERTIES. SELLER HAS EXECUTED THIS BILL OF SALE AND HAS SOLD, ASSIGNED, TRANSFERRED, SET OVER AND DELIVERED TO PURCHASER THE ASSIGNED PROPERTIES AS IS AND WHEREVER LOCATED, WITH ALL FAULTS,

Exhibit D-1

EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR IN THAT CERTAIN AGREEMENT FOR PURCHASE OF REAL ESTATE AND RELATED PROPERTY BETWEEN SELLER AND PURCHASER,.

Seller warrants to Purchaser that Seller is the owner of the Assigned Properties free and clear of all liens and claims of persons and entities claiming by, through or under Seller.

By acceptance of this Bill of Sale, Purchaser acknowledges and agrees that any and all liability hereunder of Seller, its agents, representatives or employees, shall be limited to and satisfied solely from the Seller’s proceeds from the Property.

This Bill of Sale may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit D-2

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of the day and year first above written.

SELLER:

, a(n)

By:
Name:
Title:

Exhibit D-3

EXHIBIT E

Form of Assignment and Assumption of

Leases, Service Contracts and Intangible Property

ASSIGNMENT AND ASSUMPTION OF LEASES,

SERVICE CONTRACTS AND INTANGIBLE PROPERTY

THIS ASSIGNMENT AND ASSUMPTION OF LEASES, SERVICE CONTRACTS AND INTANGIBLE PROPERTY (this “Assignment”) is made and entered into as of this     day of                         (the “Effective Date”) by and between                          , a                         (“Assignor”), and                         , a(n)                         (“Assignee”).

W I T N E S S E T H:

A. Assignor and Assignee are parties to that certain Agreement for Purchase of Real Estate and Related Property dated as of                         (the “Purchase Agreement”).

B. The Purchase Agreement requires Assignor to convey and transfer to Assignee, and Assignee to assume, all of Assignor’s right, title and interest in, to and under (i) the leases listed on Exhibit A attached hereto and by this reference made a part hereof (the “Leases”), (ii) the service contracts listed on Exhibit B attached hereto and by this reference made a part hereof (the “Service Contracts”) and (iii) the Intangible Property (as defined in the Purchase Agreement).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, agreements, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Capitalized Terms. Unless otherwise defined in this Assignment, all capitalized terms used in this Assignment shall have the meanings ascribed to them in the Purchase Agreement.

2. Assignment. As of the Effective Date, Assignor does hereby sell, assign, transfer, convey and deliver unto Assignee, its successors and assigns, all of its right, title and interest in, to and under the Leases (including all unapplied security deposits, refundable cleaning deposits and refundable pet deposits held by or for Assignor on account of tenants under the Leases), Service Contracts and Intangible Property.

3. Assumption. As of the Effective Date, Assignee hereby accepts such assignment of the Leases (including, the return of any unapplied security, cleaning or pet deposits made by tenants pursuant to the Leases), Service Contracts and Intangible Property and agrees to be bound by, and to keep, observe and perform, the terms, covenants and conditions of the Leases, Service Contracts and Intangible Property.

Exhibit E-1

4. Indemnification of Assignee. Assignor shall indemnify, defend and hold harmless Assignee and its directors, officers, members, partners, shareholders, affiliates, agents, employees, successors and assigns from and against any and all loss, damage, cost, liability, expense, claim, suits, or proceedings (including, without limitation, reasonable attorneys’ fees, paralegal fees and costs) attributable to any obligations and liabilities that arise or accrue under the Leases and Service Contracts prior to the Effective Date.

5. Indemnification of Assignor. Assignee shall indemnify, defend and hold harmless Assignor and its directors, officers, members, partners, shareholders, affiliates, agents, employees, successors and assigns from and against any and all loss, damage, cost, liability, expense, claim, suits, or proceedings (including, without limitation, reasonable attorneys’ fees, paralegal fees and costs) attributable to any obligations and liabilities that arise or accrue under the Leases and Service Contracts on or after the Effective Date.

6. Assignor’s Liability. By acceptance of this Assignment, Assignee acknowledges and agrees that any and all liability hereunder of Assignor, its agents, representatives or employees, shall be limited to and satisfied solely from the Assignor’s proceeds from the Property conveyed pursuant to the Purchase Agreement.

7. Successors and Assigns. This Assignment and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

8. Entire Agreement. This Assignment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, relating to said subject matter.

9. Modification. This Assignment may not be amended or modified in any manner except by a written agreement executed by each of the parties hereto.

10. Waiver. Neither party hereto shall be deemed to have waived any right, power or privilege under this Assignment unless such waiver shall have been expressed in a written instrument signed by the waiving party. The failure of any party hereto to enforce any provision of this Assignment shall in no way be construed as a waiver of such provision or a right of such party to thereafter enforce such provision or any other provision of this Assignment.

11. Governing Law. This Assignment and the respective rights and obligations of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflicts of laws provisions.

12. Construction of Assignment. This Assignment shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Assignor and Assignee have contributed substantially and materially to the preparation of this Assignment.

13. Severability. If any provision of this Assignment is held to be invalid or unenforceable, then, to the extent that such invalidity or unenforceability shall not deprive either

Exhibit E-2

party of any material benefit intended to be provided by this Assignment, the remaining provisions of this Assignment shall remain in full force and effect and shall be binding upon the parties hereto.

14. Captions. The captions of this Assignment are for convenience of reference only and do not in any way limit or amplify the terms hereof.

15. Counterparts. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit E-3

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.

ASSIGNOR:	, a(n)

By:
Name:
Title:

ASSIGNEE:	PURCHASER:
, a(n)

By:
Name:
Title:

Exhibit E-4

EXHIBIT F

Description of Tenant Litigation

None as of the Effective Date.

Exhibit F-1

EXHIBIT G

Schedule of Building Code or Zoning Violations

None as of the Effective Date.

Exhibit G-1

EXHIBIT H

List of Seller’s Deliveries

1	Most Recent ALTA/ACSM As-Built Survey
2	Construction Plan Drawings and Specification Books, to be made available on site, if any
3	Copies of permits and licenses related to or affecting the Property
4	Most Recent City and Fire Inspection Reports, if any
5	Certificate of Occupancy, if any
6	Construction Contracts for significant repairs within the last 24 months
7	Environmental reports prepared for the Seller, including asbestos and environmental audits and analyses
8	Standard form of apartment lease
9	Existing Tenant Leases and occupancy agreements to be made available on site
10	Existing Vendor List (including name, address, phone number, and contact)
11	Copies of all Service and Operating Contracts
12	List of Personal Property
13	Insurance Claims History/Loss Runs for the Past Three Years
14	Current property, liability, rent loss and other insurance certificates
15	Leasing/Marketing Materials
16	Site Plan
17	Warranties, if any
18	Utility Account List (including names/addresses of utility companies; account numbers; contact names)
19	Real Estate Tax Bills for the Past Two Years
20	Property Financial and Operating Statements for 2011, 2012, and YTD 2013
21	Capital Expenditure Summary for 2011, 2012, and YTD 2013
22	Property Operating Budgets, if available
23	Current Rent Roll
24	Payment histories
25	Engineering reports, if available
26	Property management contract
27	Tenant concession schedule
28	Bank statements for the past 12 months
29	Aged Payables and Receivables schedule
30	Payroll schedule
31	Existing title policy and all documents and instruments referenced therein
32	List of all pending or threatened litigation relating to Seller or the Property
33	All other materials in the possession and control of Seller which Purchaser may reasonably request

Exhibit H-1

EXHIBIT I

Form of Affidavit and Indemnity re Illinois Bulk Sales Statute

AFFIDAVIT AND INDEMNITY RE ILLINOIS BULK SALES STATUTE

The undersigned does hereby agree to indemnify and hold                 , a                 (“Purchaser”) harmless from and against, and shall reimburse Purchaser for, any and all loss, claim, liability, damages, cost, expense, action or cause of action, including reasonable attorneys’ fees, arising from, out of or as a consequence of the undersigned’s failure to deliver to Purchaser, prior to the date hereof, a Release of Bulk Sales Stop Order (“Release”), or any equivalent document, from the Illinois Department of Revenue which states that Purchaser is not required to withhold any amount of the purchase price for the purchase of the property legally described in Exhibit A hereto in Waukegan, Illinois, pursuant to Section 9-902(d) of the Illinois Income Tax Act, 35 ILCS 5/902(d), Section 5j of the Illinois Retailers’ Occupation Tax Act, 35 ILCS 120/5j, or any similar statute of the State of Illinois.

This Indemnification shall automatically and irrevocably become null and void upon presentation by the undersigned to Purchaser of said Release or its equivalent.

Date:                 , 2013

SELLER:

JRC/CSE EAGLE RIDGE JV, LLC, a Delaware limited liability company

By:	Jupiter Eagle Ridge, LLC, a Delaware limited liability company, its member

By:
E. Michael Pompizzi
President/CFO

Exhibit A – Legal Description

Exhibit H-2